Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Name	Jurisdiction
ContentGuard Holdings, Inc.	Delaware
ContentGuard Europe GmbH	Germany
ContentGuard, Inc.	Delaware
Content Technologies LLC	Nevada
Galahad Entertainment LLC	Nevada
Marathon Solutions LLC	Nevada
Ovidian Group, LLC	Nevada
Pendragon Electronics and Telecommunications Research LLC	Nevada
Pendragon Networks LLC	Nevada
Pendragon Wireless LLC	Nevada
Pendrell Asset Management, LLC	Nevada
Pendrell Technologies LLC	Nevada
Phoenicia Innovations LLC	Nevada
PBH, Inc.	Washington
Provitro Biosciences LLC	Washington